Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 20, 2015 relating to the financial statements of Boxlight Corporation (f/k/a Logical Choice Corporation) as of December 31, 2014 and for the period from September 18, 2014 (inception) to December 31, 2014, our report dated April 20, 2015 relating to the consolidated financial statements of Everest Display Inc. as of December 31, 2014 and 2013 and for the years then ended and our report dated March 27, 2015 relating to the financial statements of Genesis Collaboration, LLC as of December 31, 2014 and 2013 and for the years then ended. We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ GBH CPAs, PC
GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

June 8, 2015